As filed with the Securities and Exchange Commission on June 14, 2021
File No. 333- ________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROPER TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware 51-0263696
(State or Other Jurisdiction of Incorporation or Organization) (IRS Employer Identification No.)

6901 Professional Parkway, Suite 200
Sarasota, Florida 34240
(Address of Principal Executive Offices)

Roper Technologies, Inc. 2021 Incentive Plan
(Full Title of the Plan)

John K. Stipancich
Executive Vice President, General Counsel and Secretary
Roper Technologies, Inc.
6901 Professional Parkway, Suite 200
Sarasota, Florida 34240
(941) 556-2601
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☒	Large accelerated filer	☐	Accelerated filer

☐	Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock (par value $0.01 per share)	9,259,479	$447.875	$4,147,089,157.125	$452,448.00

1.Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers such indeterminate number of additional shares of common stock as may be issuable by reason of the antidilution provisions of the 2016 Incentive Plan as a result of any merger, reorganization, recapitalization, combination, stock split, stock dividend or similar transaction.
2.Computed solely for the purpose of determining the registration fee pursuant to rule 457(c) and Rule 457(h)(1) of the Securities Act. The price per share and aggregate offering prices for the shares of common stock registered hereby are based on the average of the high and low prices of the Company’s common stock on the New York Stock Exchange on June 8, 2021, which was $447.875. This Registration Statement covers 7,078,000 previously unregistered shares of common stock, plus 2,181,479 unissued shares previously registered on the Company’s Registration Statement on Form S-8 (File No. 333-211671) filed on May 27, 2016.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission are hereby incorporated herein by reference (to the extent that they are filed, but not furnished):

(a)Roper Technologies, Inc.’s (the “Company’s”) Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(b)The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

(c)The Company’s Current Reports on Form 8-K dated January 6, 2021, March 22, 2021 and June 14, 2021.

(d)The description of the Company’s common stock contained in the Company’s Form 8-A filed with the Commission on October 7, 1996 pursuant to the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Notwithstanding the foregoing provisions of this Item 3, no document, or portion of or exhibit to a document, that is “furnished” to (rather than “filed” with) the Commission shall be incorporated or deemed to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the common stock registered hereby is being passed upon by John K. Stipancich, Executive Vice President, General Counsel and Secretary of the Company. Mr. Stipancich beneficially owns shares of Company common stock and has options to purchase shares of Company common stock.

Item 6. Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of each of our directors for monetary damages breach of such director’s fiduciary duty as a director, except for liability: (a) for any breach of the director’s duty of loyalty to us or our stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for transactions from which the director derived an improper personal benefit. The directors’ liability will be further limited to the extent permitted by any future amendments to the Delaware General Corporation law authorizing the further limitation or elimination of the liability of directors.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated by-laws provide that: (i) we are required to indemnify our directors and officers to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) we are required to advance expenses, as incurred, to such directors and officers in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom we bring a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of the law or deriving an improper personal benefit); and (iii) the rights conferred in our amended and restated by-laws are not exclusive and we are authorized to enter into indemnification agreements with such directors, officers and employees.

We have entered into indemnification agreements with our directors and a number of our officers containing provisions which provide for the indemnification of such director or officer, as applicable, to the fullest extent permitted by Delaware law.

The indemnification provisions in our amended and restated by-laws, and any indemnification agreements entered into between us and our directors or officers, may be sufficiently broad to permit indemnification of our directors and officers for liabilities arising under the Securities Act.

The Company also maintains insurance coverage relating to certain liabilities of directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1
Restated Certificate of Incorporation of Roper Technologies, Inc. as amended through April 24, 2015. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed April 24, 2015 (file no. 12273).

4.2	By-Laws of Roper Technologies, Inc. Amended and Restated June 10, 2021. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed June 14, 2021 (file no. 12273).

*5.1	Opinion of John K. Stipancich.

10.1	Roper Technologies, Inc. 2021 Incentive Plan. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed June 14, 2021 (file no. 12273).

*23.1	Consent of PricewaterhouseCoopers LLP.

*23.2	Consent of John K. Stipancich, which is included as part of Exhibit 5.1.

*24	Power of Attorney, included on the signatures page of this Registration Statement on Form S-8.

*Filed herewith.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota and the State of Florida on this 14th day of June, 2021.

Roper Technologies, Inc.
(Registrant)

BY:	/S/ John K. Stipancich
John K. Stipancich Executive Vice President, General Counsel and Corporate Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints L. Neil Hunn, Robert C. Crisci and John K. Stipancich, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/S/ L. NEIL HUNN
L. Neil Hunn	President and Chief Executive Officer (Principal Executive Officer)	June 14, 2021

/S/ ROBERT C. CRISCI
Robert C. Crisci	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 14, 2021

/S/ JASON P. CONLEY
Jason P. Conley	Vice President and Chief Accounting Officer (Principal Accounting Officer)	June 14, 2021

/S/ AMY WOODS BRINKLEY
Amy Woods Brinkley	Chair Of the Board of Directors	June 14, 2021

/S/ SHELLYE L. ARCHAMBEAU
Shellye L. Archambeau	Director	June 14, 2021

/S/ JOHN F. FORT
John F. Fort	Director	June 14, 2021

/S/ ROBERT D. JOHNSON
Robert D. Johnson	Director	June 14, 2021

/S/ LAURA G. THATCHER
Laura G. Thatcher	Director	June 14, 2021

/S/ RICHARD F. WALLMAN
Richard F. Wallman	Director	June 14, 2021

/S/ CHRISTOPHER WRIGHT
Christopher Wright	Director	June 14, 2021